Exhibit 99.1
NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Chris Mathis
                       (512) 434-3766
TEMPLE-INLAND INC. REPORTS FIRST QUARTER 2008 RESULTS
     AUSTIN, TEXAS, April 29, 2008—Temple-Inland Inc. today reported a first quarter 2008 net loss of $13 million, or $0.12 per basic share, compared with first quarter 2007 net income of $38 million, or $0.35 per diluted share, and fourth quarter 2007 net income of $1.165 billion, or $10.76 per diluted share.
     Results for first quarter 2008 include a net after-tax special charge of $8 million, or $0.07 per share, related to completion of our transformation plan and final resolution of antitrust litigation. As reflected in the table below, net loss per basic share, excluding special items, for first quarter 2008 was $0.05, compared with net income of $0.15 per diluted share in first quarter 2007 and $0.23 per diluted share in fourth quarter 2007.

	First Quarter		Fourth Quarter
	2008	2007	2007
Net income (loss) per share	($0.12)	$0.35	$10.76

Adjustment for special items	0.07	(0.20)	(10.53)

Net income (loss) per share,	($0.05)	$0.15	$0.23
Excluding special items

Corrugated Packaging

	1st Qtr.	1st Qtr.	4th Qtr.
Segment Operating Income	2008	2007	2007
($ in Millions)	$55	$64	$75
     Corrugated Packaging operating income declined first quarter 2008 compared with first quarter 2007 as higher box prices were more than offset by increased costs for fiber, energy, and freight. First quarter 2008 operating income was also negatively affected by the previously disclosed operating issue at our Bogalusa, Louisiana mill. Operating income declined in first quarter 2008 compared with fourth quarter 2007 principally due to increased costs for energy, fiber, and freight, operating issue at our Bogalusa, Louisiana mill, and scheduled maintenance downtime at our Rome, Georgia mill.
     Shipments of corrugated containers on a volume per workday basis were up 3% first quarter 2008 compared with first quarter 2007. Actual shipments of corrugated containers were flat first quarter 2008 compared with first quarter 2007. On a volume per workday basis, shipments of corrugated containers were flat first quarter 2008 compared with fourth quarter 2007. On an actual basis, shipments of corrugated containers were up 1% first quarter 2008 compared with fourth quarter 2007.
     Average prices for corrugated containers first quarter 2008 were up 3% compared with first quarter 2007, and up slightly compared with fourth quarter 2007. The average cost of recycled fiber first quarter 2008 was up 21% compared with first quarter 2007, and up 1% compared with fourth quarter 2007. The average cost of virgin fiber first quarter 2008 was up 2% compared with first quarter 2007 and fourth quarter 2007. Energy costs were up $6 million compared with first quarter 2007, and up $12 million compared with fourth quarter 2007. Freight costs were up $4 million compared with first quarter 2007 and fourth quarter 2007. First quarter 2008 earnings were negatively affected by approximately $6 million from the previously disclosed operating issue at our Bogalusa, Louisiana mill.
Building Products

	1st Qtr.	1st Qtr.	4th Qtr.
Segment Operating Income	2008	2007	2007
($ in Millions)	($21)	$16	($15)
     Building Products operating income declined first quarter 2008 compared with first quarter 2007 principally due to lower pricing and volumes for gypsum, lumber and particleboard. Operating income declined first quarter 2008 compared with fourth quarter 2007 principally due to lower gypsum and lumber prices and lower gypsum volumes. In first quarter 2008, we incurred $2 million in severance charges.
     Average lumber prices first quarter 2008 were down 8% compared with first quarter 2007, and down 3% compared with fourth quarter 2007. Gypsum prices were down 35%

compared with first quarter 2007, and down 5% compared with fourth quarter 2007. Particleboard prices first quarter 2008 were down 2% compared with first quarter 2007, but up 3% compared with fourth quarter 2007.
     Shipments of lumber in first quarter 2008 were down 2% compared with first quarter 2007, and flat compared with fourth quarter 2007. Gypsum shipments were down 27% compared with first quarter 2007, and down 10% compared with fourth quarter 2007. Shipments of particleboard were down 16% in first quarter 2008 compared with first quarter 2007, but up 9% compared with fourth quarter 2007.
Comments
     Doyle R. Simons, chairman and chief executive officer of Temple-Inland Inc., said, “First quarter results reflect a challenging U.S. business climate with escalating cost inflation in our corrugated packaging business and continued weakness in demand for building products.
     “Corrugated packaging experienced significant cost inflation in energy, fiber, and freight during the quarter. Results were further impacted by seasonally higher energy usage, maintenance downtime and operating issues at Bogalusa. The repairs to our Bogalusa mill were completed in February and our mill system ran at record levels in March. In our box plant system, we remain focused on our strategic initiatives of lowering costs through improved asset utilization, which will benefit future earnings. We also remain committed to our sales excellence program and our box shipments were up 3% on a per workday basis compared with first quarter 2007.
     “Building products markets continue to suffer from the deteriorating housing markets. During first quarter 2008, we took aggressive actions to reduce our losses going forward. We have lowered our headcount by over 18% in this business and have reduced operating rates throughout our system, including significantly reduced production levels at our West Memphis, Arkansas and McQueeney, Texas gypsum facilities and our Buna, Texas sawmill. We believe the balance of 2008 will be difficult for our building products business.”
     Temple-Inland will host a conference call on April 29, 2008 at 9:30 am EDT to discuss results of first quarter 2008. To access the conference call, listeners calling from the United States should dial 1-800-901-5217 at least 15 minutes prior to the start of the call. Those wishing to access the call from outside the United States should dial 1-617-786-2964. The passcode is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in the United States and at 1-617-801-6888 outside the United States. The passcode for the replay is 22723587.
     Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 5 linerboard mills and 1 corrugated medium mill, and 64 converting facilities. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland’s address on the World Wide Web is www.templeinland.com.
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; changes in interest rates; demand for new housing; accuracy of accounting assumptions related to impaired assets, pension and postretirement costs and contingency reserves; competitive actions by other companies; changes in laws or regulations; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control.
This release includes non-GAAP financial measures. The required reconciliations to GAAP financial measures for First Quarter 2008 are located in this release. The required reconciliations to GAAP financial measures for Fourth Quarter 2007 are located in our Form 8-K dated February 6, 2008 which can be found at our website at www.templeinland.com.

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
Business Segments

	First Quarter
	2008		2007
	(In millions, except per share)
Revenues
Corrugated packaging		$776	$761
Building products		168	223
Timber and timberland		—	19

Total revenues		$944	$1,003

Income
Corrugated packaging		$55	$64
Building products		(21)	16
Timber and timberland (a)		—	19

Total segment operating income		34	99
Items not allocated to segments:
General and administrative		(21)	(25)
Share-based compensation		(4)	(19)
Other operating income (expense)		(15)	(14)
Other non-operating income (expense)		1	—
Net interest income (expense) on financial assets and nonrecourse financial liabilities of special purpose entities		(3)	—
Interest expense on debt		(17)	(29)

Income (loss) before taxes		(25)	12
Income tax (expense) benefit		12	(5)

Income (loss) from continuing operations		(13)	7
Discontinued operations		—	31

Net income (loss)		$(13)	$38

Earnings per share - Basic:
Income (loss) from continuing operations		$(0.12)	$0.07
Discontinued operations		—	0.29

Net income (loss)		$(0.12)	$0.36

Earnings per share - Diluted:(b)
Income (loss) from continuing operations	$	N/A	$0.07
Discontinued operations		—	0.28

Net income (loss)	$	N/A	$0.35

Average basic shares outstanding		106.7	105.6
Average diluted shares outstanding		107.6	107.7

(a)	We no longer have a timber and timberland segment as a result of the fourth quarter 2007 sale of our timberland.

(b)	Earnings per share for diluted shares not applicable for first quarter 2008 due to our loss from continuing operations.

Calculation of Non-GAAP Financial Measures

	First Quarter
	2008	2007
	(In millions, except per share)
Net income (loss) determined in accordance with GAAP	$(13)	$38

Special items, after-tax:
Transformation plan:
Pension settlement expense	(8)	—
Other transformation costs	(3)	3
Discontinued operations	—	(31)

	(11)	(28)

Other:
Litigation and other	3	6

	3	6

Total special items, after-tax	(8)	(22)

Net income (loss), excluding special items, as defined	$(5)	$16

Net income (loss), per share, determined in accordance with GAAP(a)	$(0.12)	$0.35

Special items, after-tax, per share:
Transformation plan:
Pension settlement expense	(0.07)	—
Other transformation costs	(0.03)	0.02
Discontinued operations	—	(0.28)

	(0.10)	(0.26)

Other:
Litigation and other	0.03	0.06

	0.03	0.06

Total special items, after-tax	(0.07)	(0.20)

Net income (loss), per share, excluding special items, as defined	$(0.05)	$0.15

Average basic shares outstanding	106.7	105.6
Average diluted shares outstanding	107.6	107.7

(a)	Based on average basic shares outstanding for first quarter 2008 and average diluted shares outstanding for first quarter 2007. Earnings per share for diluted shares not applicable for first quarter 2008 due to our loss from continuing operations.

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
     Revenues and unit sales, excluding joint venture operations, follows:

	First Quarter
	2008	2007
	(Dollars in millions)
Revenues
Corrugated Packaging
Corrugated packaging	$737	$717
Linerboard	39	44

Total Corrugated Packaging	$776	$761

Building Products
Pine lumber	$53	$59
Particleboard	43	52
Gypsum wallboard	34	70
Medium density fiberboard	18	17
Fiberboard	9	14
Other	11	11

Total Building Products	$168	$223

Timber and Timberlands
Fiber and other	N/A	$19

Unit sales
Corrugated Packaging
Corrugated packaging, thousands of tons	827	830
Linerboard, thousands of tons	82	100

Total, thousands of tons	909	930

Building Products
Pine lumber, mbf	200	203
Particleboard, msf	120	143
Gypsum wallboard, msf	280	382
Medium density fiberboard, msf	38	37
Fiberboard, msf	50	74